Exhibit 10.3

PERFORMANCE SHARES AWARD AGREEMENT

THIS AGREEMENT, made in Tulsa, Oklahoma, as of the      day of                     , 2003, between ONEOK, Inc., (hereinafter referred to as “Corporation”), and «FirstName» «LastName» (hereinafter referred to as “Grantee”), a key employee of the Corporation or a division or subsidiary thereof.

WHEREAS, the Corporation desires to provide the Grantee with an added incentive to continue to contribute to the growth, performance and profitability of the Corporation, to continue to perform services of major importance to the Corporation, and to encourage the Grantee to own shares of stock of the Corporation; and

WHEREAS, the stock granted hereunder is granted pursuant to the terms of the Corporation’s Long-Term Incentive Plan, as amended (hereinafter referred to as the “Plan”);

NOW, THEREFORE, in consideration of the mutual agreements stated hereinafter, the Corporation and the Grantee agree that:

1. Performance Shares Award. The Grantee is hereby issued and granted, and the Grantee accepts, a Performance Shares Award of «PerformanceStock» Performance Share Units that shall entitle the Grantee to receive shares of the Corporation’s Common Stock (hereinafter also referred to as “Performance Shares”), all pursuant and subject to the terms, provisions, and conditions of this Agreement (including, without limitation, the conditions, restrictions and limitations stated in paragraph 5, below) and of the Plan, which are incorporated herein by reference. Should there be any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall control. The grant of such Performance Share Units to the Grantee shall be effective in the manner and to the extent provided in this Agreement and the Plan as to all or any part of the shares of stock subject to the grant from time to time during the period stated herein.

2. Plan. This Agreement is made and entered into pursuant to the terms and provisions of the Plan, as amended, and approved by the Shareholders of the Corporation, which Plan specifies the authority of the Corporation, its Board of Directors, and a committed of the Board of Directors to select key employees to be granted stock incentives under the Plan. The Executive Compensation Committee of the Board of Directors (hereinafter referred to as the “Committee”) is authorized to administer the Plan with respect to this Agreement and the grant of such Performance Shares made to the Grantee pursuant to its terms. Except where expressly stated or clearly indicated otherwise by the terms of this Agreement, all terms, words and phrases used herein shall have the same meaning and effect as stated in the Plan.

3. Grantee’s Agreement Concerning Employment. In consideration of the Corporation’s granting a Performance Shares Award of Performance Share Units and entitlement to Performance Shares, as incentive compensation to Grantee pursuant to this Agreement, the Grantee agrees to continue to contribute and perform service in the employ of the Corporation or a division or subsidiary thereof at the direction, will and pleasure of the Corporation and the

Board of Directors. Provided, however, neither the foregoing agreement of the Grantee in this paragraph 3, nor any other provision in this Agreement shall confer on the Grantee any right to continue in the employ of the Corporation (or a division or subsidiary thereof), or interfere in any way with the right of the Corporation (or such division or subsidiary) to terminate the Grantee’s employment at any time.

4. Registration of Stock; Grantee’s Representation With Respect To Purchase for Investment. It is intended by the Corporation that the Plan and the shares of Common Stock covered by the Performance Shares Award issued and granted to the Grantee referred to in paragraph 1., are to be registered under the Securities Act of 1933, as amended, prior to the date of the grant; provided, that in the event such registration is for any reason not made effective for such shares, the Grantee agrees, for the Grantee, and for the Grantee’s heirs and legal representatives by inheritance or bequest, that all shares acquired pursuant to the grant will be acquired for investment and not with a view to, or for sale or tender in connection with the distribution of any part thereof, including any transfer or distribution of such shares by the Grantee pursuant to the grant and this Agreement or as otherwise allowed by the Plan.

5. Terms and Conditions of Award; Transfer of Stock to Grantee. The issue and grant of the Performance Share Units to the Grantee stated in paragraph 1, above, shall be subject to the following terms and conditions:

(a) The right to ownership and transfer of the Performance Share Units granted to the Grantee shall be subject to this Agreement during the period beginning                     , 2003, the date of the grant thereof (hereinafter referred to as “Grant Date”) and ending on                     , 2006, (which period is hereinafter referred to as “Performance Period”), as herein provided.

(b) The Grantee shall earn and become entitled to receive a percentage of the number of Performance Share Units granted under paragraph 1, above, at the expiration of the Performance Period as provided for in Table A and Table B, attached hereto, based upon the Corporation’s ranking for Total Stockholder Return in the ONEOK Peer Group listed in Table C attached hereto, all as determined by the Committee, in its sole discretion.

(c) The Grantee shall be entitled to receive one Performance Share for each Performance Share Unit earned by the Grantee pursuant to this Agreement.

(d) No dividends or any similar amounts shall be payable or paid with respect to Performance Share Units, Performance Shares or this Agreement during or for the Performance Period.

(e) The Grantee shall have no right to acquire shares of Common Stock of the Corporation under this Agreement other than the Performance Shares attributable to the Performance Share Units earned by the Grantee hereunder.

(f) The Performance Shares to which the Grantee became entitled shall be transferred to the Grantee only upon the determination of the Performance Share Units earned by the Grantee at the expiration of the Performance Period. The transfer of such Performance Shares to the Grantee shall be made as soon as reasonably practicable after the expiration of the Performance Period, as determined and directed by the Committee, in its sole discretion.

(g) The Performance Share Units may not be sold, assigned, transferred, pledged, encumbered or otherwise disposed of by Grantee or any other person except as provided in this Agreement and the Plan until the expiration of the Performance Period.

(h) The Grantee shall become entitled to receive Performance Share Units earned, and shall become owner of the shares of Common Stock granted to the Grantee as Performance Shares hereunder free and clear of all terms, conditions and restrictions imposed by this Agreement if the Grantee’s employment by the Corporation does not terminate during the Performance Period; provided, that the Grantee shall become entitled to a prorated amount of Performance Share Units and the terms and conditions imposed by this Agreement shall partially cease to apply in events to the extent described in paragraph 6.(d), below.

(i) If the Grantee’s employment with the Corporation (or a division or subsidiary thereof) terminates prior to the end of the Performance Period other than by reason of retirement, Total Disability or death, the Grantee shall forfeit all of the Grantee’s right, title or interest in the Performance Share Units; and the Grantee shall forfeit such right, title and interest in the Performance Share Units regardless of the reason for such termination of employment. Any such termination of employment of the Grantee described in the preceding sentence shall not be deemed to occur by reason of transfer of employment of the Grantee by or between the Corporation and any division or wholly owned subsidiary of the Corporation. Upon a forfeiture the Performance Share Units forfeited shall be cancelled for all purposes.

(j) The Grantee shall not be entitled to vote any shares of Common Stock of the Corporation, or otherwise have any right or interest as a Common Stock shareholder by reason of the Performance Shares Award granted under this Agreement during the Performance Period, and prior to the transfer of Performance Shares to the Grantee pursuant to this Agreement.

6. Transferability of Performance Share Units; Termination of Employment.

(a) Except as provided in subparagraph (b) of this paragraph 6, below, this Agreement, the Grantee’s rights and obligations thereunder and the Performance Share Units granted hereunder shall not be transferable by the Grantee otherwise than by will or the laws of descent and distribution which apply to the Grantee’s estate.

(b) Notwithstanding the foregoing, the Grantee may transfer any part or all of the Grantee’s rights in and to the Performance Share Units to members of the Grantee’s immediate family, or to one or more trusts for the benefit of such immediate family members, or partnerships in which such immediate family members are the only partners if the Grantee does not receive any consideration for the transfer. In the event of any such transfer, Performance Share Units shall continue to be subject to the same terms and conditions otherwise applicable hereunder and under the Plan immediately prior to its transfer, except that this stock shall not be further transferable by the transferee inter vivos, except for transfer back to the original Grantee. For any such transfer to be effective, the Grantee must provide prior written notice thereof to the Committee, unless otherwise authorized and approved by the Committee, in its sole discretion; and the Grantee shall furnish to the Committee such information as it may request with respect to the transferee and the terms and conditions of any such transfer. For purposes of transfer of this grant under this subparagraph (b), “immediate family” shall mean the Grantee’s spouse, children and grandchildren.

(c) Notwithstanding anything to the contrary expressed or implied herein (including without limitation, the restrictions stated in paragraph 5 applicable to the Performance Share Units), all rights and interest of the Grantee in the Performance Share Units shall become invalid and wholly terminated and forfeited upon the termination of the Grantee’s employment with the Corporation (or a division or subsidiary), during the Performance Period other than a termination by reason of retirement, Total Disability or death of the Grantee.

(d) Notwithstanding the foregoing provisions, in the event of termination of the Grantee’s employment with the Corporation during the Performance Period by reason of (i) the retirement of the Grantee, (ii) the Total Disability of the Grantee, or (iii) the Grantee’s death while still employed by the Corporation (or a division or subsidiary), then an adjusted and prorated entitlement to Performance Share Units shall be allowed as provided in this paragraph (d). The Grantee shall become vested in and entitled receive, in the event of any such retirement or Total Disability, and the legatees, or personal representatives or heirs of the Grantee shall be vested in and entitled to receive, in the event of the Grantee’s death, a prorated award of Performance Share Units earned in the Performance Period following such retirement, Total Disability or death. The award shall be a prorated amount of Performance Share Units equal to the total of Performance Share Units earned under this Agreement at the end of the Performance Period for the Grantee, multiplied by a fraction of which the numerator shall be the number of full months which have elapse under the Performance Period at the time of such termination of employment by reason of retirement, Total Disability or death, and the denominator of which shall be the total number of months in the Performance Period. The Grantee, or personal representatives or heirs of the Grantee, as the case may be, shall become entitled to receive such prorated award at the expiration of the Performance Period and following application of the performance criteria as provided in this Agreement and determined by the Committee.

(e) The Grantee may designate a beneficiary to receive any rights of the Grantee which may become vested in the event of the death of the Grantee under procedures and in the form established by the Committee; and in the absence of such designation of a beneficiary, any such rights shall be deemed to be transferred to the estate of the Grantee.

(f) For purposes of this Agreement and the Performance Shares Award, “Total Disability” shall mean that the Grantee is permanently and totally disabled and unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, and has established such disability to the extent and in the manner and form as may be required under the provisions of Section 22(e) of the Internal Revenue Code of 1986, as amended (or corresponding section of any future federal tax code), and regulations thereunder.

7. Administration of Performance Shares Award. The grant of a Performance Shares Award hereunder shall be subject to such other rules and requirements as the Committee, in its sole discretion, may determine to be appropriate with respect to administration of this Agreement and the terms and conditions made applicable to the Grantee and the Performance Share Units during the Performance Period. This Agreement and the rights and obligations of the parties thereto shall be subject to interpretation and construction by the Committee to the same extent and with the same effect as the Committee actions under Section 11, and other pertinent provisions of the Plan. The Grantee shall take all actions and execute and deliver all documents as may from time to time be requested by the Committee in connection with such restrictions and in furtherance hereof. The Grantee agrees to pay to the Corporation any applicable federal, state, or local income, employment, social security, Medicare, or other withholding tax obligation arising in connection with the grant of the Performance Shares Award to the Grantee; and the Corporation shall have the right, without the Grantee’s prior approval or direction, to satisfy such withholding tax by withholding all or any part of the shares of the Performance Shares that would otherwise be transferred and delivered to the Grantee, with any shares so withheld to be valued at the Fair Market Value (as defined in Section 2(k) of the Plan) on the date of such withholding. The Grantee, with the consent of the Corporation, may satisfy such withholding tax by delivery and transfer to the Corporation of shares of Common Stock of the Corporation previously owned by the Grantee, with any shares so delivered and transferred to be valued at the Fair Market Value on the date of such delivery.

8. Adjustment Provisions. It is understood that, prior to the expiration of the Performance Period provided in paragraph 5.(a), certain changes in capitalization of the Corporation may occur. It is, therefore, understood and agreed with respect to changes in capitalization that:

(a) If a stock dividend is declared on the Common Stock of the Corporation, there shall be added to the number of Performance Share Units provided for under Section 1 of this Agreement, the number of Performance Share Units equal to the number of shares which would have been issuable to the Grantee had the Grantee been the fully vested and unrestricted owner of the number of Performance Share Units then provided for under the Performance Shares Award granted, but not theretofore received without restriction; provided, however, that the additional Performance Share Units shall be subject to all terms and provisions of this Agreement (including, without limitation, the restrictions stated in paragraph 5, above), and in making such adjustments, no fractional units, shares, or scrip certificates in lieu thereof, shall be granted or issuable by the Corporation, and the Grantee shall be entitled to only the number of full Performance Share Units to which the Grantee may be entitled by reason of such adjustment at the adjusted grant.

(b) In the event of an increase in the outstanding shares of Common Stock of the Corporation, effectuated for the purpose of acquiring properties or securities of another corporation or business enterprise, there shall be no increase in the number of Performance Share

Units which are the subject matter of the Performance Shares Award under this Agreement as a result of such acquisition.

(c) In the event of an increase or decrease in the number of outstanding shares of Common Stock of the Corporation through recapitalization, reclassification, stock split-ups, consolidation of shares, changes in par value and the like, an appropriate adjustment shall be made in the number of Performance Share Units provided for under Section 1 of this Agreement, by increasing or decreasing the number of Performance Share Units, as may be required to enable the Grantee to acquire the same proportionate stockholdings as the grant of the Performance Shares Award would originally have provided. Provided, however, that any additional Performance Share Units shall be subject to all terms and provisions of this Agreement (including, without limitation, the restrictions stated in paragraph 5, above), and that in making such adjustments, no fractional shares, or scrip certificates in lieu thereof, shall be issuable by the Corporation, and the Grantee shall be entitled to receive only the number of full Performance Shares to which the Grantee may be entitled by reason of such adjustment.

(d) Notwithstanding any provision to the contrary stated herein, to the extent Performance Share Units are still not vested in Grantee at the time of a Change in Control with respect to the Corporation, then pursuant to the provisions of Section 8 of the Plan, they shall become fully vested and completely free and clear of any conditions or restrictions stated herein at that time; provided, that if such Change in Control occurs less than six (6) months after the date of the grant of the Performance Shares Award hereunder to the Grantee, then Performance Share Units shall become fully vested and completely free and clear of any conditions or restrictions stated herein at the time of such Change in Control only if the Grantee agrees in writing, if requested by the Corporation in writing, to remain in the employ of the Corporation or a division or subsidiary of the Corporation at least through the date which is six (6) months after the date the grant was made with substantially the same title, duties, authority, reporting relationships, and compensation as on the day immediately preceding the Change in Control. The provisions of this subparagraph (d) shall be applied in addition to, and shall not reduce, modify, or change any other obligation or right of the Grantee otherwise provided for in paragraph 3, above, concerning the Grantee’s continued employment with the Corporation or the termination thereof. If the Performance Share Units become subject to this subparagraph (d), they shall become fully vested in the Grantee and nonforfeitable. The Performance Share Units are subject to the provisions of the Plan authorizing the Corporation, or a committee of its Board of Directors, to provide in advance or at the time of a Change in Control for cash to be paid in actual settlement of the Performance Shares for earned Performance Share Units, all subject to such terms and conditions as the Corporation or the Committee, in its sole discretion, may determine and impose. For purposes of this subparagraph (d), the term “Change in Control” shall have the same meaning as provided in the definition of that term stated in the Plan, including any amendments thereof which may be made from time to time in the future pursuant to the provisions of the Plan, with any amended definition of such term to apply to all events thereafter coming within the amended meaning.

9. Stock Reserved. The Corporation shall at all times during the term of this Agreement reserve and keep available such number of shares of its Common Stock as will be sufficient to satisfy the Performance Shares Award issued and granted to Grantee and the requirements of this Agreement, and shall pay all original issue taxes on the grant of the Performance Shares, and all other fees and expenses necessarily incurred by the Corporation in connection therewith.

10. Rights of Shareholder. Except as otherwise provided in this Agreement, the Grantee shall have no rights as a shareholder of the Corporation in respect of the Performance Share Units or Performance Shares for which the Performance Shares Award is granted; and the Grantee shall not be considered or treated as a record owner of shares with respect to the Performance Shares until the Performance Share Units are fully vested and no longer subject to any of the conditions or restrictions imposed under this Agreement, and Performance Shares are actually issued and transferred to the Grantee.

11. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the heirs, legatees, legal representatives, successors, and assigns of the parties hereto.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be duly executed by its officers thereunto duly authorized, and the Grantee has signed the same, in duplicate originals, as of the day and year first above written.

ONEOK, Inc.
Corporation

By:
David L. Kyle
Chairman of the Board and
Chief Executive Officer

«FirstName» «LastName»
Grantee

Table A

Performance Share Units Criteria

2003-2006 Performance Period

Total Stockholder Return (TSR):vs. ONEOK Peer Group

ONEOK TSR Ranking vs. ONEOK Peer Group	Percentage of Performance Share Units Earned
90th percentile and above	200%
75th – 89th percentile	150%
50th – 74th percentile	100%
30th – 49th percentile	50%
29th percentile and below	0%

Table B

Illustration of Hypothetical 2003-2006 Performance Period

Performance Share Units Award Calculation

Illustration assumes 1,000 Performance Share Units Granted in February 2003

Total Stockholder Return (TSR) vs. ONEOK Peer Group

Hypothetical 2003-2006 ONEOK TSR Ranking = 40th percentile

A 40th percentile TSR ranking earns 50% (from Table A)

of PSUs granted (i.e., 1,000 units) – 500 share units earned

Total Performance Share Units Earned

TSR             500 Share Units

500 share units earned out of 1,000 units granted = 50.0% “earn-out” [50%

(500 shares) paid and distributed in stock]

Table C

ONEOK PEER GROUP –2003

Company Name	Sym
AGL Resources Inc.	ATG
ATMOS Energy	ATO
Energen	EGN
Equitable Resources, Inc.	EQT
KeySpan Energy Inc (Brooklyn Union)	KSE
MDU Resources	MDU
National Fuel Gas Company	NFG
New Jersey Resources	NJR
NICOR Inc.	GAS
NiSource	NI
ONEOK, Inc.	OKE
Peoples Energy Corporation	PGL
Piedmont Natural Gas Company	PNY
Questar	STR
SCANA (PSNC)	SCG
SEMPRA (Pacific Enterprises & ENOVA)	SRE
UGI Corporation	UGI
Vecten	VVC
Washington Gas Light Company	WGL
Western Gas Resources	WGR
Wisconsin Energy Corp	WEC
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